EXHIBIT 5.A.
May 10, 2007
Minister of Finance
Tokyo, Japan
Japan Finance Corporation for Municipal Enterprises
Tokyo, Japan
Dear Sirs:
     Referring to the issue by Japan Finance Corporation for Municipal Enterprises (“JFM”) of $1,000,000,000 principal amount of 5.00% Guaranteed Bonds Due May 16, 2017 (the “Debt Securities”) and the guarantee of the Debt Securities by Japan, we have acted as counsel for JFM and Japan.
     We have examined all the relevant laws, orders, ordinances and other acts under which the issuance and sale of the Debt Securities and the guarantee thereof by Japan will be authorized, in particular, (i) the provisions of the Japan Finance Corporation for Municipal Enterprises Law (Law No. 83 of April 27, 1957), as amended, (the “JFM Law”) and the Cabinet Order for Japan Finance Corporation for Municipal Enterprises Law (Cabinet Order No. 79 of April 27, 1957), as amended, (ii) the provisions of the Law Concerning Special Measures with Respect to Acceptance of Foreign Capital from International Bank for Reconstruction and Development, etc. (Law No. 51 of July 4, 1953), as amended, (the “Law Concerning Special Measures”) and (iii) the latest Registry Certificate with respect to JFM.
     We have also examined such other documents, matters and laws as we have deemed relevant.
     We advise you that it is our opinion that, when the issuance of the Debt Securities has been duly approved by the Minister for Internal Affairs and Communications and the Minister of Finance pursuant to Article 23, paragraph 1 of the JFM Law, and the guarantee of the Debt Securities has been duly approved by the Minister of Finance pursuant to Article 2, Paragraph 2 of the Law Concerning Special Measures, when the Debt Securities have been executed on behalf of JFM by the manual or facsimile signature of Mr. Yuji Watanabe, Governor of JFM, when the facsimile signature or the facsimile of the official seal of the Minister of Finance, has been affixed to the guarantee of the Debt Securities by Japan, when the Debt Securities have been duly authenticated by The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, as Fiscal Agent, under the Fiscal Agency Agreement dated as of May 10, 2007, by and among JFM, Japan, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, as Fiscal Agent, Principal Paying Agent and Transfer Agent, and Union Bank of California, N.A., as U.S. Representative of the Fiscal Agent (the “Fiscal Agency Agreement”) relating to the

Debt Securities, and when the Debt Securities have been delivered and paid for, the Debt Securities will have been duly authorized, executed, authenticated and issued by JFM, and will constitute the valid and legally binding obligations of JFM, entitled to the benefits provided by the Fiscal Agency Agreement, and the guarantee of the Debt Securities by Japan will have been duly authorized in accordance with The Constitution and laws of Japan and will constitute the valid, binding, direct and unconditional general obligation of Japan, for the performance of which the full faith and credit of Japan will have been pledged (we express no opinion as to the enforceability, as distinguished from the valid and legally binding nature, of the Debt Securities or said guarantee).
     The undersigned consents to the filing of this opinion as an exhibit to Amendment No. 1 to JFM’s Annual Report on Form 18-K filed with the SEC on September 26, 2006.
Very truly yours,
/s/ Nagashima Ohno & Tsunematsu
(TK)